State of Tennessee Department of State Corporate Filings 312 Eighth Avenue North 6th Floor, William R. Snodgrass Tower Nashville, TN 37243	CHARTER (For-Profit Corporation)	For Office Use Only
The undersigned acting as incorporator(s) of a for-profit corporation under the provisions of the Tennessee Business Corporation Act adopts the following Articles of Incorporation.

1.

The name of the corporation is:

Dolgen II, Inc.

[NOTE: Pursuant to Tennessee Code Annotated § 48-14-101(a)(1), each corporation name must contain the words corporation, incorporated, or company or the abbreviation corp., inc., or co.]

2. The number of shares of stock the corporation is authorized to issue is: 1,000

3.

The name and complete address of the corporation’s initial registered agent and office located in the State of Tennessee is:

Corporation Service Company

(Name)

2908 Poston Avenue           Nashville        Tennessee 37203

(Street Address)                        (City)                (State/Zip Code)

Davidson

(County)

4. The name and complete address of each incorporator: Lee R. Dickinson 100 Mission Ridge, Goodlettsville, Tennessee 37072 ( Name) (Include: Street Address, City, State and Zip Code)
5. The complete address of the corporation’s principal office is: 100 Mission Ridge Goodlettsville Tennessee, Davidson, 37072 (Street Address) (City) (State/County/Zip Code)
6. The corporation is for profit.

7.

If the document is not to be effective upon filing by the Secretary of State, the delayed effective date and time are:

Date: ____________, ____________, __________    Time _________________ (Not to exceed 90 days.)

8. Other Provisions:
3/20/09 Signature Date	/s/ Lee R. Dickinson Incorporator’s Signature Lee R. Dickinson Incorporator’s Name (typed or printed)